Exhibit 99.1

OpenText Announces Voting Results for Election of Directors
Waterloo, ON - 2015-10-02 - Open Text Corporation (NASDAQ: OTEX) (TSX: OTC), confirmed today that the nine nominees listed in its management proxy circular dated August 14, 2015 were elected as its directors. The detailed results of the vote for the election of directors at its Annual and Special Meeting of Shareholders (the “Meeting”) held earlier today in Waterloo, Ontario are set out below. Shareholders holding 104,169,651 common shares representing 85.11% of the outstanding common shares were present in person or by proxy at the Meeting.
On a vote by ballot, each of the following nominees proposed by management was elected as a director of OpenText:

	Votes For		Votes Withheld
P. Thomas Jenkins	97,088,321	95.80%	4,258,759	4.20%
Mark Barrenechea	99,596,461	98.27%	1,750,619	1.73%
Randy Fowlie	99,117,262	97.80%	2,229,818	2.20%
Gail E. Hamilton	100,194,008	98.86%	1,153,072	1.14%
Brian J. Jackman	97,279,356	95.99%	4,067,724	4.01%
Stephen J. Sadler	80,020,572	78.96%	21,326,508	21.04%
Michael Slaunwhite	96,178,287	94.90%	5,168,793	5.10%
Katharine B. Stevenson	99,800,553	98.47%	1,546,527	1.53%
Deborah Weinstein	96,569,852	95.29%	4,777,228	4.71%
The results of other matters considered at the Meeting are reported in the Report of Voting Results as filed on SEDAR (www.sedar.com) and OpenText's Form 8-K as filed on EDGAR (http://www.sec.gov/edgar.shtml), each of which was filed on October 2, 2015.
About OpenText
OpenText is the largest independent software provider of Enterprise Information Management (EIM). For more information please visit www.opentext.com.
Copyright ©2015 Open Text Corporation. OpenText is a trademark or registered trademark of Open Text SA and/or Open Text ULC. The list of trademarks is not exhaustive of other trademarks, registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text SA or other respective owners. All rights reserved. For more information, visit: http://www.opentext.com/who-we-are/copyright-information.
For more information, please contact
Greg Secord
Vice President, Investor Relations
Open Text Corporation
San Francisco: (415) 963-0825
gsecord@opentext.com

Sonya Mehan
Senior Manager, Investor Relations
Open Text Corporation
Waterloo: 519-888-7111 Ext. 2446
smehan@opentext.com